BINGHAM McCUTCHEN

February 28, 2005

Bingham McCuthen LLP

150 Federal Street

Boston, MA

02110-1726

617.951.8000

617.951.8736 fax

bingham.com

Boston

Hartford

London

Los Angeles

New York

Orange County

San Francisco

Silicon Valley

Tokyo

Walnut Creek

Washington

As special Massachusetts counsel for Pearl Mutual Funds (the “Registrant”) a Massachusetts business trust, we consent to the incorporation by reference of our opinion dated June 12, 2001 for each of the Registrant’s series designated Pearl Total Return Fund and Pearl Aggressive Growth Fund, filed with the Registrant’s registration statement on Form N-1A, Securities Act File No. 333-53390 on June 15, 2001.

In giving this consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/    Bingham McCutchen LLP

Bingham McCuthen LLP